Exhibit 99.1

WindTamer Corporation Announces Appointment of William A. Schmitz as President and Director

(Rochester, New York) November 16, 2009 - WindTamer Corporation (“WindTamer” or the “Company”), a developer and manufacturer of a patented new wind turbine technology, announced today that William A. Schmitz has been appointed President and will join the Company’s Board of Directors.  Effective immediately, he assumes responsibility for the company's manufacturing, sales and marketing. Mr. Schmitz will report to WindTamer founder, Chairman of the Board and Chief Executive Officer Gerald E. Brock.

Mr. Schmitz brings an extensive management and engineering background to WindTamer.  From 2002 until 2009 Mr. Schmitz served as Chief Operating Officer of Ultralife Corporation (NASDAQ: ULBI), a designer and manufacturer of power and communications systems worldwide.  During his tenure as Chief Operating Officer, Ultralife's annual revenues increased from $32.5 million to $254 million.  From 1999 to 2002, Mr. Schmitz served as Vice President of Manufacturing, Primary Batteries and General Manager, Primary Batteries at Ultralife.  Prior to joining Ultralife, he was the Director of New Product Development for Bausch & Lomb’s Global Eyewear business, which included the Ray-Ban brand, from 1995 to 1999.

Mr. Schmitz holds an M.S. in Operations Management from the University of Rochester and a B.S. in Mechanical Engineering from the Rochester Institute of Technology.

Gerald E. Brock, WindTamer's founder, Chairman, Chief Executive Officer and inventor of the patented WindTamer technology, said, “I am delighted to announce that Bill Schmitz has joined the WindTamer team.  I know that when a development-stage company such as ours moves to full-scale manufacturing and sales, additional management with the skills and background to guide the company forward are needed. The appointment of Bill Schmitz is the foundation of this effort.”

William A. Schmitz said, “It took a tremendously exciting opportunity to cause me to make the difficult decision to leave Ultralife.  I am very confident that the patented WindTamer technology is the best-performing wind turbine technology available today. WindTamer turbines are not only more efficient, they also eliminate virtually all of the problems associated with other wind turbines currently in use.  WindTamer turbines are virtually silent, creating neither noise nor vibrations which would affect quality of life of their owners, neighbors or wildlife near the turbine.  And the WindTamer turbine’s lower-to-the-ground, aesthetically-pleasing appearance contrasts dramatically with larger wind towers that have created controversy in many areas.

“I also believe that the worldwide trend to develop alternative energy is in its infancy and is irreversible, and that WindTamer is a company in the right place at the right time.  Jerry Brock and his team have done a tremendous job guiding WindTamer to the point where it's ready to transition into production and sales efforts, and I look forward to leading the company.”

WindTamer Corporation (OTC.BB:  WNDT) anticipates its stock to begin publicly trading on Monday, November 16, 2009 on the OTC Bulletin Board.

About WindTamer
WindTamer Corporation (http://www.windtamerturbines.com) is a developer and manufacturer of highly efficient wind power generators that utilize its patented "Fluid-Driven Vacuum-Enhanced Generator" technology for the production of electrical power.  Applications of WindTamer turbines include stand-alone and roof-mounted residential; stand-alone and roof-mounted commercial and industrial; wind farms; boat-dock, RV and other recreational applications; portable and transportation; and back-up power sourcing.

Forward-Looking Statements
This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. WindTamer Corporation cautions investors not to place undue reliance on forward-looking statements, which reflect WindTamer’s analysis only as of today’s date.  There can be no assurance that such forward-looking statements will prove to be correct, and actual results could differ materially.  WindTamer undertakes no obligation to publicly update forward-looking statements.  Further information on these factors and other factors that could affect WindTamer’s financial results is included in WindTamer’s Securities and Exchange Commission filings, including the latest Annual Report on Form 10-K.

Contact:
WindTamer Corp
Investor Relations
Cherrie Mahon
(585) 627-2160
cmahon@windtamerturbines.com